UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Cambridge Heart, Inc.

(Exact Name of registrant as Specified in its Charter)

Delaware	13-3679946
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Ames Pond Road, Tewksbury, Massachusetts	01876
(Address of Principal Executive Offices)	(Zip Code)

2010 Special Stock Option Awards

(Full Title of the Plan)

Ali Haghighi-Mood, President and Chief Executive Officer

Cambridge Heart, Inc.

100 Ames Pond Road, Tewksbury, MA 01876

(Name and Address of Agent for Service)

(978) 654-7600

(Telephone number, including area code, of agent for service)

Copies to:

Michelle L. Basil, Esq.

Nutter, McClennen & Fish, LLP

155 Seaport Boulevard

Boston, MA 02210-2604

CALCULATION OF THE REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offered price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value	4,988,858 shares(1)	$0.14(2)	$698,440.12	$49.80

(1)	This registration statement covers up to 4,988,858 shares of common stock that may be issued pursuant to three types of option awards granted outside of the registrant’s stock option plans (the “2010 Special Stock Option Awards”): (i) option awards granted to certain members of senior management of the registrant to purchase up to an aggregate of 3,583,333 shares of common stock that become exercisable in three equal annual installments beginning on the first anniversary of the date of grant; (ii) option awards granted to certain members of senior management of the registrant to purchase up to an aggregate of 461,562 shares of common stock that become exercisable in nine equal monthly installments beginning on the date that is one month from the date of grant; and (iii) option awards granted to non-employee directors and a consultant of the registrant to purchase up to an aggregate of 943,963 shares of common stock that become exercisable in nine equal monthly installments beginning on the date that is one month from the date of grant. In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also be deemed to cover an indeterminate number of shares that may become issuable under the 2010 Special Stock Option Awards as a result of a stock dividend, stock split, or other recapitalization.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low sale prices of the Company’s common stock reported on the OTC Bulletin Board on March 4, 2009.

PART II

Item 3.	Incorporation of Documents by Reference.

Cambridge Heart, Inc. (the “Company” or the “Registrant”) hereby incorporates by reference into this registration statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as amended by the Form 10-K/A filed April 23, 2009 (SEC File No. 000-20991);

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009, June 30 2009 (as amended by the Form 10-Q/A filed February 22, 2010) and September 30, 2009 (SEC File No. 000-20991);

(c)	The Company’s Current Reports on Form 8-K filed on April 28, 2009, June 26, 2009, June 30, 2009, July 30, 2009 (as amended by the Form 8-K filed July 31, 2009), December 30, 2009 and January 6, 2010, respectively (SEC File No. 000-20991); and

(d)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A dated July 10, 1996, including any amendment or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents; provided, however, that unless expressly incorporated into this registration statement, a report furnished on Form 8-K shall not be incorporated by reference into this registration statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Article EIGHTH of the Company’s Restated Certificate of Incorporation provides that no director of the Company shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

Article NINTH of the Company’s Restated Certificate of Incorporation provides that a director or officer of the Company (a) shall be indemnified by the Company against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Company) brought against him by virtue of his position as a director or officer of the Company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Company against all expense (including attorneys’ fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Company brought against him by virtue of his position as a director or officer of the Company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Company, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Company against all expenses (including attorneys’ fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

Indemnification is required to be made unless the Company determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Company that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Company fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Company notice of the action for which indemnity is sought and the Company has the right to participate in such action or assume the defense thereof.

Article NINTH of the Company’s Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Company must indemnify those persons to the full extent permitted by such law as so amended.

Section 145 of the Delaware General Corporation law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expense incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

The Company has obtained directors and officers insurance for the benefit of its directors and its officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.	Undertakings.

(1)	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) shall not apply if the information required to be in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold upon the termination of the offering.

(2)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tewksbury, Commonwealth of Massachusetts, on March 11, 2010.

CAMBRIDGE HEART, INC.

By:	/s/ ALI HAGHIGHI-MOOD
Ali Haghighi-Mood President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ali Haghighi-Mood, Vincenzo LiCausi and Michelle L. Basil, and each of them, with full power to act without the others, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ ALI HAGHIGHI-MOOD Ali Haghighi-Mood	Chief Executive Officer and Director (Principal Executive Officer)	March 11, 2010

/s/ VINCENZO LICAUSI Vincenzo LiCausi	Chief Financial Officer (Principal Financial and Accounting Officer)	March 11, 2010

/s/ RODERICK DE GREEF Roderick de Greef	Chairman of the Board	March 11, 2010

/s/ PAUL MCCORMICK Paul McCormick	Director	March 11, 2010

/s/ JOHN F. MCGUIRE John F. McGuire	Director	March 11, 2010

/s/ JEFFREY WIGGINS Jeffrey Wiggins	Director	March 11, 2010

EXHIBIT INDEX

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of the Company is incorporated herein by reference to Exhibit 3.2 to the Company’s registration statement on Form S-1, as amended (File No. 333-04879).

4.2	Certificate of Amendment of Restated Certificate of Incorporation of the Registrant is incorporated herein by reference to Exhibit 3.2 to the Registrant’s Form 10-K for the fiscal year ended December 31, 2001 (File No. 0-20991).

4.3	Certificate of Amendment of Restated Certificate of Incorporation of the Registrant is incorporated by reference to Exhibit 3.3 to the Registrant’s Form 10-K for the fiscal year ended December 31, 2003 (File No. 0-20991).

4.4	Certificate of Designations of the Preferred Stock of the Registrant to be Designated Series A Convertible Preferred Stock, dated as of May 12, 2003 is incorporated herein by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K dated May 13, 2003 (File No. 0-20991).

4.5	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock, dated as of December 6, 2004 is incorporated herein by reference to Exhibit 3.5 to the Registrant’s Current Report on Form 8-K dated December 7, 2004 (File No. 0-20991).

4.6	Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Registrant is incorporated by reference to Exhibit 3.6 to the Registrant’s Form 10-K for the fiscal year ended December 31, 2005 (File No. 0-20991).

4.7	Certificate of Designation, Preferences and Rights of Series C Convertible Preferred Stock of the Registrant, dated as of March 21, 2007 is incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated March 27, 2007 (File No. 0-20991).

4.8	Certificate of Amendment of Restated Certificate of Incorporation of the Registrant dated June 29, 2009 is incorporated by reference to Exhibit 3.8 to the Registrant’s Form 8-K dated June 30, 2009 (File No. 0-20991).

4.9	Certificate of Amendment of Restated Certificate of Incorporation of the Registrant dated June 30, 2009 is incorporated by reference to Exhibit 3.9 to the Registrant’s Form 8-K dated June 30, 2009 (File No. 0-20991).

4.10	Certificate of Designation, Preferences and Rights of Series C-1 Convertible Preferred Stock of the Registrant, dated as of December 23, 2009 is incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated December 30, 2009 (File No. 0-20991).

4.11	Certificate of Designation, Preferences and Rights of Series D Convertible Preferred Stock of the Registrant, dated as of December 23, 2009 is incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K dated December 30, 2009 (File No. 0-20991).

4.12	By-Laws of the Registrant, as amended are incorporated herein by reference to Exhibit 3.10 to the Registrant’s Current Report on Form 8-K dated June 30, 2009 (File No. 333-04879).

4.13	Specimen Certificate for shares of common stock, $.001 par value, of the Company is incorporated herein by reference to Exhibit 4.1 to the Company’s registration statement on Form S-1, as amended (File No. 333-04879).

5	Opinion of Nutter, McClennen & Fish LLP.

23.1	Consent of Nutter, McClennen & Fish LLP (contained in Exhibit 5).

23.2	Consent of Caturano and Company, P.C.

24	Power of Attorney (included on signature page of this registration statement).

99.1	Form of Stock Option Agreement Granted Outside 2001 Stock Incentive Plan (Monthly Vesting).

99.2	Form of Stock Option Agreement for Non-Employee Directors and Consultants Granted Outside 2001 Stock Incentive Plan (Monthly Vesting).

99.3	Form of Stock Option Agreement Granted Outside 2001 Stock Incentive Plan (Annual Vesting).